Exhibit 99.1

          Ciphergen Reports Financial Results for the Fourth Quarter
                             And Fiscal Year 2003

                      Revenue Increased 49% for the Year

    FREMONT, Calif., Feb. 17 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced financial results for the fourth quarter and full year ended December 31, 2003. For the quarter ended
December 31, 2003, total revenue increased 12% to $15.2 million, up from $13.6 million in the fourth quarter of 2002. The net loss for the fourth quarter of 2003 was $6.7 million or $0.23 per share as compared to a net loss of $6.7 million or $0.25 per share in the comparable quarter of 2002.
    For the fiscal year 2003, total revenue increased 49% to $58.4 million, up from $39.3 million in 2002. Due to the litigation settlement achieved in the second quarter, Ciphergen recorded $7.3 million in the second quarter as a non-recurring expense which was recorded in cost of revenue. The net loss for 2003 was $36.7 million or $1.31 per share as compared to a net loss of $29.1 million or $1.08 per share in 2002.

    At December 31, 2003, the Company's cash and investments were $47.3 million. Total long term debt totaled $30.9 million, of which $27.5 million is convertible debt.

    "We made tremendous strides in our business in 2003, including significant new product introductions and scientific papers contributing to substantial revenue growth. In addition, we have recently established a Diagnostics Division to leverage our biomarker discovery efforts and continued growth in our intellectual property estate," commented William E. Rich, President and CEO of Ciphergen. "Although ProteinChip(R) System sales in the U.S. for the fourth quarter did not meet our initial expectations, we're looking forward to 2004 with confidence based on expansion of our biomarker marketing and sales programs, further new product introductions and potential strategic collaborations, and the impact of the Diagnostics Division."

    Financial Outlook for 2004

    The Company provides the following financial guidance for 2004:

    -- Revenue. Ciphergen expects revenue growth of approximately 30-40% in 2004, for total forecasted 2003 revenue of approximately $76-82 million. Based on seasonality and other factors, we would expect approximately 20% of annual revenue to be in the first quarter, approximately 23% in the second quarter, approximately 26% in the third quarter and approximately 31% in the fourth quarter.
    -- Gross Margin.  We expect our gross margin to be in the 67-70% range during 2004.
    -- Net Loss.  Ciphergen anticipates a net loss in 2004 of approximately
       $16-19 million. The Company's net loss per quarter is expected to decline over the year, driven by the anticipated growth in revenue.

    Summary Highlights for 2003 and 2004 Year to Date:


    -- Results-Driven Marketing. Ciphergen's increase in sales in 2003 reflects increasing awareness of the power of ProteinChip technology by the scientific community, driven by our customers' scientific successes. The use of ProteinChip technology was cited in 70 scientific papers in 2003, bringing our total publications list to over 225. Ciphergen scientists teamed up with our customers to present 48 papers or posters at the American Association for Cancer Research meeting (compared to 25 citations in 2002). In addition, 26 papers were presented at the American Society for Mass Spectrometry (ASMS) annual meeting. Ciphergen's ProteinChip System was awarded the Proteomics Technology of the Year Award by Frost & Sullivan, a leading international market research and consulting firm.
    -- New Product Introductions. Ciphergen has invested heavily in research and development over the past three years in two broad categories
       -- improved products and projects run at our Biomarker Discovery Center(R) facilities.

       During 2003, Ciphergen launched the first of a new generation of ProteinChip Array surfaces. These novel, patented SEND (Surface Enhanced Neat Desorption) surfaces do not require addition of "organic acid matrix" to function and provide significant improvements in the detection of small organic molecules (drug candidates) and peptides. These SEND surfaces represent one of 16 new or improved ProteinChip arrays or kits introduced in 2003.

       The Company also launched its Interaction Discovery Mapping(TM) platform, which enables rapid protein interaction studies and complements our proven Expression Difference Mapping(TM) capability for biomarker discovery while providing significant improvements in functional proteomics applications.

       Finally, Ciphergen introduced several new software tools
       (CiphergenExpress(TM) Data Manager 2.0 including Biomarker Analysis and Biomarker Patterns Modules) which, in combination with the Ciphergen AutoLoader and customized Biomek(R) 2000 robotic workstation, provides customers with a fully automated system for protein biomarker discovery, validation and assay on a single platform.

       We anticipate announcing further product introductions during the course of 2004 to enhance our offerings to researchers and clinicians.

    -- Asian Sales Growth. Ciphergen experienced a solid year of growth in system placements and revenue in the Asian market. We achieved break-even for the year in Japan. China also grew rapidly for us and we have appointed GE Medical Systems Trade and Development Co., Ltd. as our exclusive post-sale services partner for ProteinChip Systems to hospitals in China, Hong Kong and Taiwan.
    -- Solid Progress in Process Proteomics. Our BioSepra business unit's sorbents and process proteomics services continued to grow solidly in 2003. BioSepra's newer sorbents, such as MEP HYPERCEL(TM), are incorporated in a large number of antibody production processes at varying stages of development. We also opened a process proteomics center in the U.S. to complement our European center.
    -- Formation of Diagnostics Division. During 2003 Ciphergen continued its pioneering efforts in the discovery and validation of biomarkers, both on our own and in collaboration with strategic partners. To further extend our progress in this area, we recently formed a Diagnostics Division, which we believe will enhance our ability to convert our many exciting biomarker discovery programs into commercially viable diagnostic tests.

        -- Executive Hired to Lead Diagnostics Division. Gail Page has joined Ciphergen as President of the Diagnostics Division and as an Executive Vice President of Ciphergen Biosystems, Inc. Gail has a 25 year career in the diagnostics industry, covering all critical functions ranging from senior management to sales/marketing and business development, technology assessment and acquisitions, as well as operations.
        -- Ovarian Cancer Program. During 2003, Ciphergen and its collaborators at Johns Hopkins University School of Medicine completed a multi-site study employing over 500 patient serum samples, in which the team identified a multi-marker panel that may have utility in the detection of ovarian cancer, particularly focusing on early stage cancer where the impact of detection dramatically alters patient survivability. This study also led to the discovery of several interacting proteins that may provide additional diagnostic information, allowing us to pursue new avenues for assay improvement, and further understanding of the biological pathways in ovarian cancer. We have now commenced a validation study using over 1,000 samples obtained from multiple sites around the world.
        --     Expanding Pipeline of Biomarker Discovery Projects.
               Ciphergen's Biomarker Discovery Centers, in collaboration with notable institutions such as Johns Hopkins and Virginia Prostate Center, continue to discover disease-associated protein biomarkers and develop multi-protein assays designed to address a variety of clinical questions in cancer, cardiovascular, neurological and infectious diseases. For example, our Johns Hopkins collaborators published a study on February 6, 2004 in the Journal of Clinical Cancer in which the ProteinChip technology was used to discover biomarkers that may have potential diagnostic utility with respect to pancreatic cancer. As a result of these studies, we are aggressively filing patents around these biomarkers, patterns of biomarkers and associated assays that we feel may have diagnostic utility.
        --     Diagnostic Collaborations.   During 2003, Ciphergen announced
               collaborations with Biosite and Toronto Medical Labs around clearly defined fields of use or territories.
        -- Increasing Collaborations with Major Pharmaceutical Companies. Ciphergen has master agreements in place with Pfizer and Novartis covering a variety of biomarker discovery projects. The Company has expanded the scope of work at multiple pharmaceutical companies from initial studies primarily focused on finding surrogate toxicology markers into clinical trial stratification studies (separating responders from non-responders or those likely to experience adverse drug side-effects). Ciphergen believes that these clinical trial stratification studies have demonstrated important proof-of-principle of the Company's technology to enable protein-based theranostics and the added value of our Biomarker Discovery Centers.

    -- Patents. We filed an additional 26 patent applications during 2003, the most new filings of any year in our history. These applications relate to our products and technologies, and to biomarker discoveries. Our patent portfolio now consists of 35 issued U.S. patents and 97 pending U.S. patent applications. Important recent patent issuances include a European patent on our core SELDI technology and a U.S. patent covering a pattern recognition algorithm ('classification and regression tree analysis" or CART) method of identifying diagnostic patterns of proteins derived from mass spectrometry data.

    About Ciphergen

    Ciphergen's Biosystems Division develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research, and process proteomics applications, as well as a broad range of bioseparations media for protein purification and large scale production. ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Ciphergen's Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Centers(R) for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Additional information about Ciphergen can be found at www.ciphergen.com.

    Safe Harbor Statement

    Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding anticipated revenue growth, gross margin and net loss for 2004, new product introductions in 2004, anticipated results of collaborations, the potential for our ProteinChip technology to yield useful protein biomarkers, our ability to develop and commercialize protein molecular diagnostics that improve patient care, the business to be conducted by our new Diagnostics Division and its ability to provide services that lead to improved toxicology assays and diagnostic assays. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that the Company is unable to generate significant growth in unit sales while maintaining pricing, managing our manufacturing costs and operating expenses consistent with our plans, the ProteinChip technology is unable to discover, validate and/or develop protein biomarkers as diagnostic or toxicology assays, Ciphergen's ability to successfully commercialize any such tests, and our ability to protect and promote our proprietary technologies. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-Q dated
November 14, 2003, for further information regarding these and the other risks of the Company's business.

    NOTE: Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.


                          Ciphergen Biosystems, Inc.
                        Summary Financial Information
                                 (Unaudited)
                    (in thousands, except per share data)

                                   Three Months Ended        Year Ended
                                      December 31,          December 31,
                                      2002       2003      2002       2003

    Revenue                        $13,592    $15,195    $39,300    $58,372

    Cost of revenue (A)              3,876      5,311     12,758     27,845
    Gross profit                     9,716      9,884     26,542     30,527

    Operating expenses:
      Research and development       6,062      6,128     20,754     24,920
      Sales and marketing            5,679      6,910     20,321     24,827
      General and administrative     4,731      3,545     15,008     15,831
      Amortization of
       intangible assets               208        208        829        829
        Total operating expenses    16,680     16,791     56,912     66,407

    Loss from operations            (6,964)    (6,907)   (30,370)   (35,880)

    Interest and other income, net     201        376      1,391        508
    Loss (income) attributable
     to minority interest               58         --        (32)        32
    Loss before income taxes        (6,705)    (6,531)   (29,011)   (35,340)

    Income tax provision                --        178         61      1,407

    Net loss                       $(6,705)   $(6,709)  $(29,072)  $(36,747)

    Net loss per share,
     basic and diluted              $(0.25)    $(0.23)    $(1.08)    $(1.31)

    Shares used in computing
     net loss per share             27,143     28,918     26,965     28,154


                                                         Dec. 31,   Dec. 31,
                                                           2002       2003
    Cash, cash equivalents and investments
     in securities                                       $42,541    $47,316
    Total assets                                          87,615    102,026
    Long term debt, net of current portion                 2,313     30,879
    Stockholders' equity                                  68,354     47,892


    (A) In the year ended December 31, 2003, cost of revenue included a non-recurring $7,257 expense related to our litigation settlement achieved in the second quarter of 2003.


SOURCE  Ciphergen Biosystems, Inc.
    -0-                             02/17/2004
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com/
    (CIPH)

CO:  Ciphergen Biosystems, Inc.
ST:  California
IN:  HEA BIO
SU:  ERN ERP